Exhibit 10.43

JACOBS ENGINEERING GROUP INC.
MANAGEMENT INCENTIVE PLAN
(As Amended and Restated - effective November 19, 2015)

Summary of the Program
The purpose of the Jacobs Engineering Group Inc. Management Incentive Plan (the “Plan”) is to promote the success of Jacobs Engineering Group Inc. (“Jacobs”) and its subsidiaries (collectively referred to as the “Company”) by attracting and retaining highly qualified people who perform to the best of their abilities to achieve Company objectives and profitability. The Plan is a sub-plan under Jacobs’ 1999 Stock Incentive Plan (the “1999 SIP”) with respect to the Company’s Named Executive Officers, as defined under Item 402 of Regulation S-K (each, an “Executive”). Incentives awarded under the Plan to Executives shall be grants of Incentive Bonuses (as defined in the 1999 SIP) under the 1999 SIP pursuant to the terms thereof.
Eligibility and Participation
The Chief Executive Officer (“CEO”) of the Company shall automatically participate in the Plan for each fiscal year. In addition to the CEO, those Executives, Presidents/Executive Vice Presidents or Senior Vice Presidents (or any of their functional equivalents) designated in writing by the Chief Executive Officer and the Human Resource and Compensation Committee (the “Committee”) of Jacobs’ Board of Directors, in their sole and absolute discretion, shall participate in the Plan. Key managers (management level personnel who do not normally receive overtime compensation) designated in writing by the Committee, the Chief Executive Officer, the Executive Vice President, Chief Financial Officer, or the Senior Vice President, Global Human Resources, or their functional equivalents (collectively, the “Approving Group”) in their sole and absolute discretion shall participate in the Plan. The CEO and other individuals designated as participants pursuant to this paragraph are the “Participants.” Other than the CEO, no person is automatically entitled to participate in the Plan in any fiscal year and participation in the Plan during any fiscal year does not entitle a Participant to participate in the Plan or any other plan in the future.
Incentive Formula
The Committee will determine the incentive formula in its sole and absolute discretion. The incentive formula will be selected by the Committee and with respect to (i) Executives will be based on one or more of the Qualifying Performance Criteria (as defined in the 1999 SIP) and (ii) non-Executives any criteria selected by the Committee. The incentive formula and additional terms and conditions applicable to the Plan will be set forth in documentation that is (a) not inconsistent with the terms and conditions of this Plan, (b) references this Plan and (c) approved by the Committee not later than 90 days after the commencement of each fiscal year. The incentive formula are subject to change at any time during the fiscal year with respect to non-Executives and, with respect to Executives, the Committee may, to the extent consistent with Section 162(m), appropriately adjust any measurement of performance under a Qualifying Performance Criteria for any of the reasons set forth in Section 10(b) of the 1999 SIP. The incentive formula need not be the same as to all Participants and the amount of a Participant’s potential incentive may be based on that Participant’s salary. If a Participant moves from one level of designated participation to another during the fiscal year, the different weighting factors

Exhibit 10.43

and incentive formula, if any, will be applied to the salary earned at each level and prorated accordingly.
Special Provisions Applicable to Executives
Notwithstanding anything in the Plan to the contrary, any amounts paid to an Executive under this Plan are intended to constitute performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The maximum incentive payable to an Executive under the Plan with respect to a fiscal year is 3.0 times the Executive’s salary, and, the maximum aggregate amount payable under the Plan to any Executive for any fiscal year is $5,000,000. Salary for purposes of the foregoing sentence is the applicable Executive’s salary as of the beginning of the fiscal year for which incentives are being paid, unless the Executive is hired after the beginning of such fiscal year in which case salary shall be such Executive’s initial salary.
Approvals
Each award to an Executive, President/Executive Vice President, or Senior Vice President shall be approved by the Committee and each award to any other Participant shall be approved by one or more members of the Approving Group.
Payment of Awards
An award shall be paid at such time or times as determined by the Committee in the Committee’s sole and absolute discretion; provided, however, that no incentive paid to an Executive shall be paid unless the Committee certifies in writing that the relevant Qualifying Performance Criteria and any other material terms established by the Committee have been satisfied as required by Section 162(m) of the Code. The Committee may reduce any award up to the date of payment. All payments are subject to federal, state, or local taxes.
All awards shall be paid in full within 90 days of the close of the applicable fiscal year, except (i) Executive incentives that have not been certified by the Committee as required by this section, which shall be paid as soon as practicable following such certification and (ii) those deferred pursuant to the terms of a Company sponsored plan for which a Participant is eligible, which shall be paid pursuant to the terms of such plan.
If an individual becomes a Participant in the Plan after the beginning of a fiscal year, his or her incentive will be prorated accordingly. Except as set forth in the next sentence, to receive payment of an award, a Participant must be employed with the Company on the date each incentive award is paid. If a Participant’s employment terminates for any reason before the payment date, all unpaid incentives are automatically forfeited unless (i) the determination is made to pay a pro-rated incentive in the sole and absolute discretion of the Committee; (ii) a Participant “retires” during the fiscal year, in which case the Participant will be eligible for a prorated payment; (iii) a Participant dies during the fiscal year, in which case, the Participant’s “beneficiary” will be eligible to receive payment equal to the Participant’s target incentive, prorated for the number of days worked during the fiscal year; or (iv) a Participant dies after the end of the fiscal year but before the payment date, in which case, the Participant’s “beneficiary” will be eligible to receive payment of the award. “Retires” means a Participant’s voluntary resignation from employment (i) at age 65 or older or (ii) at age 60 or older with 10 or more years of service with the Company. “Beneficiary” means a Participant’s designated beneficiary for company-paid life insurance, or the Participant’s estate if none.
Modifications and Administration

Exhibit 10.43

This Plan shall be administered by the Committee which shall consist of at least two independent directors of the Company who satisfy the requirements of Section 162(m) of the Code. The Committee shall have the sole and absolute discretion and authority to: (i) administer and interpret the Plan in accordance with Section 162(m) of the Code as appropriate; (ii) prescribe the terms and conditions of any awards granted under the Plan; (iii) adopt rules and guidelines for the administration of the Plan that are consistent with the Plan; and (iv) interpret, amend or revoke any such rules and guidelines. The Committee may terminate the Plan at any time, for any and no reason, and may also amend the Plan in order to reduce the amount of any incentive payments at any time, for any or no reason. The decisions and interpretations of the Committee and its delegates shall in every case be final and binding on all persons having an interest in the Plan and shall be afforded the maximum deference permitted by applicable law, shall be reviewed under an “abuse of discretion” standard of review, and shall be upheld as long as reasonable. The Committee may designate the Secretary of the Company or any other Company employee to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute Award Agreements or other documents entered into under the Plan on behalf of the Committee or the Company. The Committee hereby delegates all of its discretion and authority under the Plan as to all non-Executive Participants to each other member of the Approving Group, each of which shall have all of the rights of the Committee as to such Participants; provided, however, that the Committee may act in lieu of such delegates.

Claw-back
In the event of any Inaccurate Financial Statement, section 16 executive officers will be required to return to the Company on demand all incentive-based compensation payments made to them during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement that are in excess of what would have been paid had such incentive-based compensation instead been determined under the accounting restatement.  An “Inaccurate Financial Statement” is any inaccurate financial statement due to material noncompliance by the Company with any financial reporting requirements under the securities laws.

Section 409A of the Code
It is intended that this Plan and any awards granted hereunder shall either be exempt from the requirements of, or else comply with the requirements of, Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury of the Internal Revenue Service. Any provision that would cause any award granted hereunder to incur additional taxes under Section 409A of the Code shall have no force or effect unless and until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

No Right to Employment, Reelection or Continued Service
Nothing in this Plan or an incentive granted hereunder shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment, service on the Board of Directors or service for the Company at any time for any reason, or no reason, nor shall this Plan or an incentive granted hereunder confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither this Plan nor any incentive

Exhibit 10.43

awarded hereunder shall constitute an employment contract between a Participant and the Company.

Unfunded Plan
The Plan is an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to any incentive awards granted under the Plan, if any.

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